Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

BBB Foods Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A common shares, no par value	(1)	457(r)	15,299,800	$32.50	$497,243,500.00	0.0001381	$68,669.33

Total Offering Amounts:							$497,243,500		68,669.33
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$68,669.33

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Offering Note(s)

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form F-3 (File No. 333-296270) on May 27, 2026, was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith. This “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” filed as Exhibit 107 to the Registration Statement in accordance with Rules 456(b) and 457(r) under the Securities Act.

Assumes exercise in full of the underwriters’ option to purchase 1,995,626 additional shares.